EXHIBIT 8.1

DIANE D. DALMY
ATTORNEY AT LAW
2000 EAST 12TH AVENUE
SUITE 32-10B
DENVER, COLORADO 80206
303.985.9324 (telephone)
303.988.6954 (fax)

November 5, 2012

Homeownusa
112 North Curry Street
Carson City, Nevada 90703

Re:	Homeownusa Registration Statement on Form S-11

Ladies and Gentlemen:

I am acting as tax counsel to Homeownusa, a Nevada corporation (the “Company”), in connection with the registration statement on Form S-11, File No. 333-170035, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register up to 5,000,000 of the Company’s common stock, par value $0.001 per share.  This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.

In preparing this opinion letter, I have reviewed the Company's organizational documents, the Registration Statement and such other documents as I have considered relevant to my analysis. I have also obtained representations as to factual matters made by the Company through a certificate of an officer of the Company (the “Officer’s Certificate”).  In my examination of such documents, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to me as copies.

Homeownusa
Page Two
November 5, 2012

Further for purposes of my opinion, I have not made an independent investigation of the facts, representations and covenants set forth in the Officer's Certificate, the Registration Statement or in any other document. I have assumed that (i) the factual representations set forth in the Officer’s Certificate and the description of the Company and its proposed activities in the Registration Statement are true, accurate and complete as of the date hereof, and that during its taxable year ending December 31 and subsequent taxable years, the Company will operate in a manner that will make the representations contained in the Officer’s Certificate and the description of the Company and its proposed activities in the Registration Statement true for such years, (ii) the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a REIT for any taxable year; (iii) no action will be taken after the date hereof by the Company that would have the effect of altering the facts upon which the opinion set forth below is based; (iv) there have been no changes in the applicable laws of the State of Nevada, the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the Treasury Department (the "Treasury Regulations"), and the interpretations of the Code and the Treasury Regulations by the courts and the Internal Revenue Service (the "IRS"), all as they exist of the date of this opinion. Any material changes, which are made after the date hereof in any of the foregoing bases for my opinion, could affect my conclusion.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis.  Any such changes could adversely affect the opinions rendered herein.  Moreover, the Company’s status as a real estate investment trust (“REIT”) at any time during such year and subsequent years is dependent upon, among other things, the Company meeting, on an ongoing basis, the requirements of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), regarding its income, assets, distributions, and diversity of stock ownership.  Accordingly, because the Company’s satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, it is not possible to assure that the Company will satisfy the requirements to qualify as a REIT during any particular taxable year.  I have not undertaken to review the Company’s compliance with these requirements on a continuing basis

Homeoneusa
Page Three
November 5, 2012

Based on the foregoing, I am of the opinion that:

(i) Commencing with the taxable year ended January 31, 2012 and assuming that the elections and other procedural steps referred to in the Registration Statement are completed by the Company in a timely fashion, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s contemplated method of operations will enable it to satisfy the requirements for such qualification commencing with such taxable year; and

(ii) The information contained in the Registration Statement under the caption “Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions, is correct in all material respects.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters on which the Company has requested our opinion.  Other than as expressly stated above, we express no opinion on any issue relating to the Company or the Operating Partnership, or to any investment therein.

This opinion letter is being furnished to you for submission to the Securities Exchange Commission as an exhibit to the Registration Statement.  I hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ Diane D. Dalmy

Diane D. Dalmy